Exhibit 10.3

CAPITALISATION AGREEMENT

entered into between:

ISAIAS JOSE CALISTO

(NRIC S2771508G)

(a Singapore permanent resident with his residential address situated at 17 Blair Road, Singapore 089917)

(“IJ Calisto”)

and

KAROOOOO PTE. LTD. (previously called Karoo Pte. Ltd)

(Registration 201817157Z)

(a company incorporated and registered in Singapore with its registered office situated at 10 Anson Road #12-14, International Plaza, Singapore, 079903)

(“Karooooo”)

1.	INTRODUCTION

1.1.	IJ Calisto is the registered and beneficial holder of 1000 (one thousand) ordinary no par value shares in the issued share capital of Karooooo, constituting 100% (one hundred per cent) of the total issued share capital of Karooooo (“Karooooo Shares”).

1.2.	On or about 4 July 2019 IJ Calisto and Karooooo (collectively the “Parties”) entered into an agreement pursuant to which, amongst other things:

1.2.1.	IJ Calisto entered into an interest free shareholder loan account against Karooooo in an amount of ZAR2,748,480,000 (two billion seven hundred and forty eight million four hundred and eighty thousand South African Rand), converted into SGD266,415,930 (two hundred and sixty six million four hundred and fifteen thousand nine hundred and thirty Singapore Dollars) at an exchange rate of SGD1 = ZAR10.3165, which, in turn, amounted to USD194,867,241 (one hundred and ninety four million eight hundred and sixty seven thousand and two hundred and forty one United States Dollars) (the “Calisto Loan”).

1.2.2.	The Calisto Loan facilitated the acquisition by Karooooo of 204,500,000 (two hundred and four million five hundred thousand) shares in the share capital of Cartrack Holdings Limited (Registration No. 2005/036316/06) (“Cartrack”), which is listed on the securities exchange operated by the JSE Limited in South Africa (“JSE”).

1.2.3.	The Calisto Loan is repayable on demand by IJ Calisto and, if so demanded, IJ Calisto has the option to elect that the Calisto Loan be repaid in cash or by way of the delivery of Cartrack shares, valued at the same price at which Karooooo acquired them (being ZAR 13.44 per Cartrack share).

1.2.4.	The outstanding Calisto Loan as at the date of signature of this agreement is USD194,242,000 (one hundred and ninety four million two hundred and forty two thousand United States Dollars) and Karooooo currently owns 203,328,943 (two hundred and three million three hundred and twenty eight thousand and nine hundred and forty three) shares in the share capital of Cartrack.

1.3.	Karooooo, which is the current majority shareholder of Cartrack, is considering entering into a proposed transaction which, if entered into, will result in the following (collectively the “Proposed Transaction”) –

1.3.1.	Karooooo making a cash offer to registered shareholders of Cartrack (“Cartrack Shareholders”), other than Karooooo and certain other excluded Cartrack Shareholders, to acquire their Cartrack shares by way of a scheme of arrangement in terms of section 114(1) of the South African Companies Act, No. 71 of 2008 (“SA Companies Act”) to be proposed by the board of directors of Cartrack between Cartrack and such Cartrack Shareholders (“Scheme”). The offer price in terms of the Scheme will be an amount equal to the volume weighted average price of Cartrack Shares traded on the JSE over the 30 (thirty) trading days up to and including the last practical date before Karooooo makes the firm offer to the Cartrack Shareholders.

1.3.2.	In connection with the Proposed Transaction, Karooooo will permit Cartrack Shareholders from whom it purchases shares pursuant to the Scheme to elect to use all or a portion of the cash consideration received pursuant to the Scheme to subscribe for shares in Karooooo at a price equal to the repurchase price at which Karooooo acquired such Cartrack Shareholder’s ordinary shares in Cartrack in a transaction exempt from, or not subject to, the registration requirements under the U.S. Securities Act of 1933, as amended (the “Reinvestment Offer”).

1.3.3.	If the Scheme and the Reinvestment Offer become operative, Karooooo will become the registered and beneficial owner of all the Cartrack Shares, which shares are proposed to be delisted from the JSE, and the Karooooo Shares are proposed to be listed on the NASDAQ (the “NASDAQ Listing”) with an inward listing on the JSE.

1.3.4.	In connection with the proposed Karooooo NASDAQ Listing, IJ Calisto may offer certain of his Karooooo Shares and Karooooo may offer new Karooooo Shares in a public offering in the United States (the “Offering”).

1.4.	In order to facilitate the implementation of the Proposed Transaction, in particular the Offering, IJ Calisto wishes to capitalise the Calisto Loan by subscribing for further Karooooo Shares, which Karooooo wishes to issue to IJ Calisto, on the terms and conditions set out in this agreement.

2.	SUBSCRIPTION FOR KAROOOOO SHARES

2.1.	IJ Calisto hereby agrees to subscribe for, and Karooooo hereby agrees to allot and issue, 20,331,894 (twenty million three hundred and thirty one thousand eight hundred and ninety four) Karooooo Shares (the “Subscription Shares”).

2.2.	Notwithstanding the date of signature of this agreement and the date upon which the Subscription Shares are issued to IJ Calisto, the Subscription Shares shall be allotted and issued on and with effect on 17 November 2020 (or such other date as may be agreed between the Parties in writing) (the “Closing Date”), from which date all risk in and benefits attaching to them shall be deemed to have passed to IJ Calisto.

2.3.	The aggregate subscription price payable by IJ Calisto to Karooooo for the Subscription Shares is USD194,242,000 (one hundred and ninety four million two hundred and forty two thousand United States Dollars), being an amount equal the outstanding Calisto Loan (the “Subscription Price”).

2.4.	The Parties hereby agree that, on the Closing Date, IJ Calisto will be deemed to have demanded repayment of the Calisto Loan from Karooooo. The liability of IJ Calisto to Karooooo to discharge the Subscription Price will then be set-off against Karooooo’s liability to repay the Calisto Loan, thereby discharging in full IJ Calisto’s liability to pay the Subscription Price and the liability of Karooooo to IJ Calisto to repay the Calisto Loan. This set-off arrangement will result in the Calisto Loan being discharged in full and Karooooo will no longer be indebted to IJ Calisto in respect of the Calisto Loan.

2.5.	Karooooo undertakes and agrees to allot and issue the Subscription Shares to IJ Calisto on the Closing Date, credited as fully paid-up.

2.6.	Following the subscription of the Subscription Shares, IJ Calisto will be the registered and beneficial holder of 20,332,894 (twenty million three hundred and thirty two thousand eight hundred and ninety four) Karooooo Shares.

3.	CLOSING

3.1.	On the Closing Date, representatives of the Parties shall meet at such place as may be mutually agreed between the Parties in writing. At that meeting Karooooo shall deliver to IJ Calisto:

3.1.1.	an original share certificate in respect of the Subscription Shares;

3.1.2.	a certified copy of a resolution passed by the sole shareholder of Karooooo approving the allotment and issue of the Subscription Shares to IJ Calisto;

3.1.3.	a certified copy of a resolution passed by the board of directors of Karooooo approving, inter alia, the:

3.1.3.1.	allotment and issue of the Subscription Shares to IJ Calisto; and

3.1.3.2.	issue of appropriate new share certificates to IJ Calisto for the Subscription Shares registered in his name;

3.1.4.	such other documents as are necessary in order to enable IJ Calisto to procure the registration of the Subscription Shares into his name.

3.2.	Notwithstanding the provisions of clause 3.1 above, the Parties shall be permitted to dispense with a physical meeting on the Closing Date in which case the deliverables required to be delivered by Karooooo to IJ Calisto shall be delivered remotely or electronically on the Closing Date to either IJ Calisto or his authorised representative.

4.	UNDERTAKING BY IJ CALISTO

IJ Calisto undertakes that, between the date of signature of this agreement and the Closing Date (unless this agreement never becomes effective), he will not demand repayment of the Calisto Loan from Karooooo.

5.	GENERAL

5.1.	This agreement constitutes the sole record of the agreement between the Parties in regard to the subject matter hereof and no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein. This agreement supersedes all prior agreements, whether oral or written, between the Parties in regard to the subject matter hereof, including the Capitalisation Agreement entered into by the Parties on 30 October 2020).

5.2.	The address for service of notice on the Parties for all purposes under this agreement shall be the addresses set out against the names of the Parties at the beginning of this agreement.

5.3.	No addition to, variation, novation or agreed cancellation of any provision of this agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

5.4.	No indulgence or extension of time which a Party may grant to any other Party shall constitute a waiver of or limit any of the existing or future rights of the grantor in terms hereof, save in the event and to the extent that the grantor has signed a written document expressly waiving or limiting such right.

5.5.	The terms of this agreement shall be governed by and construed in accordance with the laws of Singapore.

5.6.	This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same letter as at the date of signature of the Party last signing one of the counterparts.

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Signed by the Parties on the following dates and at the following places respectively:

ISAIAS JOSE CALISTO

Signature:	/s/ Isaias Jose Calisto

who warrants that he / she is duly authorised thereto

Name:	Isaias Jose Calisto

Date:	18 November 2020

Place:	Kingdom of Thailand - Bangkok

For and on behalf of:	KAROOOOO PTE. LTD.

Signature:	/s/ Isaias Jose Calisto

who warrants that he / she is duly authorised thereto

Name:	Isaias Jose Calisto

Title:	Director

Date:	18 November 2020

Place:	Kingdom of Thailand - Bangkok